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                                                                Exhibit 99.11(b)

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of Landmark Funds II of our report dated February 4, 1997, relating to the financial statements and financial highlights of the Equity Portfolio and the Small Cap Equity Portfolio, appearing in the December 31, 1996 Annual Reports of Landmark Equity Fund and Landmark Small Cap Equity Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Auditors" and "Independent Accountants and Financial Statements" in the Statement of Additional Information.




PRICE WATERHOUSE

Chartered Accountants
Toronto, Ontario
April 14, 1997